FIRST BANCSHARES, INC. ANNOUNCES THIRD QUARTER AND

NINE MONTHS ENDED MARCH 31, 2004 RESULTS

Mountain Grove, Missouri (May 12, 2004) --Stephen H. Romines, President, Chief Executive Officer and Chairman of the Board of First Bancshares, Inc. (NASDAQ - FstBksh : FBSI) and Chairman of the Board of its subsidiary, First Home Savings Bank, announced earnings for the quarter and nine months ended March 31, 2004.

First Bancshares, Inc. had net income of $484,000 and $1,830,000 for the quarter and the nine months ended March 31, 2004, respectively.  Net income for the quarter ended March 31, 2003 was $587,000 and for the nine months ended March 31, 2003 was $1,833,000.

Third quarter earnings per share-basic were $0.29 and earnings per share-basic for the nine months ended March 31, 2004 were $1.11. Earnings per share-basic for the quarter and nine months ended March 31, 2003 were $0.36 and $1.12, respectively.

Total consolidated assets at March 31, 2004 were $268,195,000 compared to $266,777,000 at March 31, 2003.  Stockholders’ equity at March 31, 2004 was $27,700,000, or 10% of assets, compared to $26,042,000, or 10% of assets, a year ago.  Book value per common share increased to $16.71 at March 31, 2004 from $15.95 at March 31, 2003.

Net loans decreased by $10,717,000, or 6%, from $178,612,000 at March 31, 2003 to $167,895,000 at March 31, 2004.  Deposits increased by $209,000, or 0.1%, from $209,972,000 at March 31, 2003 to $210,181,000 at March 31, 2004.  Federal Home Loan Bank advances decreased by $230,000 from $29,367,000 at March 31, 2003 to $29,137,000 at March 31, 2004.

As a final item, Mr. Romines announced that effective June 30, 2004, he will retire as Chairman of the Boards of First Bancshares, Inc. and First Home Savings Bank, as President and Chief Executive Officer of of First Bancshares, Inc. and as Vice President of First Home Savings Bank.  Charles W. Schumacher, who serves as President and Chief Executive Officer of First Home Savings Bank, will succeed Mr. Romines as Chairman of the Board of both First Bancshares, Inc. and First Home Savings and as President and Chief Executive Officer of First Bancshares, Inc.  Following his retirement, Mr. Romines will continue to serve in an advisory capacity as Director Emeritus on the Board of Directors of First Bancshares, Inc. and First Home Savings Bank.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial real estate, consumer, and other types of loans; competitive conditions between banks and non-bank financial service providers; and regulatory and accounting changes.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statements.

Contact:  Stephen H. Romines, President and Chairman of the Board   (417) 926-5151.